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                     November 16, 2023

       Zhilin Li
       Interim Chief Financial Officer
       China Pharma Holdings, Inc.
       Second Floor, No. 17, Jinpan Road
       Haikou, Hainan Province, China, 570216

                                                        Re: China Pharma
Holdings, Inc.
                                                            Form 10-K for
Fiscal Year Ended December 31, 2022
                                                            Filed March 30,
2023
                                                            File No. 001-34471

       Dear Zhilin Li:

              We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                     Sincerely,


                     Division of Corporation Finance

                     Office of Life Sciences